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                                                                   EXHIBIT 23.01

               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

     We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-4, dated September 7, 2001) of Salem Communications Corporation and Salem Communications Holding Corporation for the registration of $150,000,000 of its 9% Series B Senior Subordinated Notes Due 2011 and the related guarantees and to the use of our reports dated March 5, 2001, with respect to the consolidated financial statements and schedule of Salem Communications Corporation for the year ended December 31, 2000.

     We also consent to the incorporation by reference therein of our report dated March 5, 2001, with respect to the consolidated financial statements and schedule of Salem Communications Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 2000, filed with the Securities and Exchange Commission.

     We also consent to the incorporation by reference therein of our report dated November 3, 2000, with respect to the financial statements of Clear Channel Communication, Inc.'s ratio stations KXMX (FM) and KEZY (AM) as of June 30, 2000 and the twelve months then ended appearing in Salem Communication Corporation's Form 8-K filed on November 7, 2000 with the Securities and Exchange Commission.

                                          /s/ Ernst & Young LLP

Woodland Hills, California
September 5, 2001